Exhibit 99.1

RESOLUTE ENERGY CORPORATION ANNOUNCES COMPLETION OF EXCHANGE OFFER FOR ITS 8.50% SENIOR NOTES DUE 2020

DENVER, CO – July 7, 2017 – Resolute Energy Corporation (the “Company” or “Resolute”) (NYSE: REN) announced today the completion of its offer to exchange (the “Exchange Offer”) up to $125,000,000 aggregate principal amount of its 8.50% Senior Notes due 2020, which have been registered under the Securities Act of 1933, as amended (the “Exchange Notes”), for up to $125,000,000 of its outstanding unregistered 8.50% Senior Notes due 2020, which were issued on May 12, 2017 (the “Old Notes”).

The exchange offer expired at 5:00 p.m. New York City time on July 3, 2017. As of the expiration date, $125,000,000 in aggregate principal amount, or 100% of the Old Notes had been validly tendered for exchange and not withdrawn. Resolute accepted all of the Old Notes tendered in exchange for a like principal amount of the corresponding series of the Exchange Notes, and settlement occurred on July 7, 2017.

This press release is for informational purposes only and is neither an offer to exchange, nor a solicitation of an offer to sell, the Exchange Notes or any other securities, and shall not constitute an offer, solicitation or sale to holders in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. Resolute also operates Aneth Field, located in the Paradox Basin in Utah. The Company's common stock is traded on the NYSE under the ticker symbol “REN.”

Forward-Looking Statements

This press release contains forward-looking statements including those regarding the timing of the Exchange Offer. The word “will” and similar expressions are intended to identify the forward-looking statements. These forward-looking statements involve risks and uncertainties, many of which are beyond the Company’s control, and important factors could cause the Company’s actual results to differ materially from those in the forward-looking statements. For additional information on factors that could affect the forward-looking statements, see the Company’s risk factors, as they may be amended from time to time, set forth in the Company’s filings with the SEC, including its Registration Statement on Form S-4. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements presented herein to reflect any change in expectations or any change in events, conditions or circumstances on which any such statements are based, except as required by applicable law or regulation.

Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com